                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement             [ ]   Confidential, for Use of the
                                                    Commission Only
[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                           Thermo Voltek Corporation
                           -------------------------
                  (Name of Registrant as Specified in Charter)



        ______________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
      Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:

      [THERMO VOLTEK CORP. LOGO APPEARS HERE]
       470 Wildwood Street, Woburn, MA 01888



                                                           April 19, 1996

Dear Stockholder:

     The enclosed Notice calls the 1996 Annual Meeting of the Stockholders of Thermo Voltek Corp. I respectfully request all Stockholders attend this Meeting, if possible.

     Our Annual Report for the year ended December 30, 1995, is enclosed. I hope you will read it carefully. Feel free to forward any questions you may have if you are unable to be present at the Meeting.

     Enclosed with this letter is a Proxy authorizing three officers of the Corporation to vote your shares for you if you do not attend the Meeting. Whether or not you are able to attend the Meeting, I urge you to complete your Proxy and return it to our transfer agent, American Stock Transfer and Trust Company, in the enclosed addressed, postage-paid envelope, as a quorum of the Stockholders must be present at the Meeting, either in person or by Proxy.

     I would appreciate your immediate attention to the mailing of this Proxy.

                                       Yours very truly,

                                       /s/ John W. Wood, Jr.
                                       JOHN W. WOOD, JR.
                                       Chairman and President

      [THERMO VOLTEK CORP. LOGO APPEARS HERE]
       470 Wildwood Street, Woburn, MA 01888




                                                   April 19, 1996




To the Holders of the Common Stock of
 THERMO VOLTEK CORP.

                            NOTICE OF ANNUAL MEETING

     The 1996 Annual Meeting of the Stockholders of Thermo Voltek Corp. (the "Corporation") will be held on Monday, May 20, 1996, at 9:15 a.m. at the Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida. The purposes of the Meeting are to consider and take action upon the following matters:

     1.        Election of six Directors.

     2. Such other business as may properly be brought before the Meeting and any adjournment thereof.

     The transfer books of the Corporation will not be closed prior to the Meeting, but, pursuant to appropriate action by the Board of Directors, the record date for the determination of the Stockholders entitled to notice of and vote at the Meeting is April 1, 1996.

     The By-laws require that the holders of a majority of the stock issued and outstanding and entitled to vote be present or represented by proxy at the Meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the Meeting regardless of the number of shares you may hold. Whether or not you are able to be present in person, please sign and return promptly the enclosed Proxy in the accompanying envelope, which requires no postage if mailed in the United States.

     This Notice, the Proxy and Proxy Statement enclosed herewith are sent to you by order of the Board of Directors.

                                    SANDRA L. LAMBERT
                                          Secretary

                                PROXY STATEMENT

      The enclosed Proxy is solicited by the Board of Directors of Thermo Voltek Corp. (the "Corporation") for use at the 1996 Annual Meeting of the Stockholders (the "Meeting") to be held on Monday, May 20, 1996, at 9:15 a.m. at the Turnberry Isle Resort & Club, 19999 West Country Club Drive, Aventura, Florida, and any adjournment thereof. The mailing address of the executive office of the Corporation is 470 Wildwood Street, Woburn, Massachusetts 01888. This Proxy Statement and the enclosed Proxy were first furnished to Stockholders of the Corporation on or about April 24, 1996.

                               VOTING PROCEDURES

     The Board of Directors intends to present to the Meeting the election of six Directors, constituting the entire Board of Directors. The representation in person or by proxy of a majority of the outstanding shares of common stock of the Corporation, $.05 par value ("Common Stock"), entitled to vote at the Meeting is necessary to provide a quorum for the transaction of business at the Meeting. Shares can only be voted if the Stockholder is present in person or is represented by returning a properly signed Proxy. Each Stockholder's vote is very important. Whether or not you plan to attend the Meeting in person, please sign and promptly return the enclosed proxy card, which requires no postage if mailed in the United States. All signed and returned proxies will be counted towards establishing a quorum for the Meeting, regardless of how the shares are voted.

     Shares represented by proxy will be voted in accordance with your instructions. You may specify your choice by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the management nominees for Directors and as the individuals named as proxy holders on the Proxy deem advisable on all other matters as may properly come before the Meeting.

     In order to be elected a Director, a nominee must receive the affirmative vote of a majority of the shares of Common Stock present and entitled to vote on the election. Withholding authority to vote for a nominee for Director or an instruction to abstain from voting on a proposal will be treated as shares present and entitled to vote and, for purposes of determining the outcome of the vote, will have the same effect as a vote against the nominee or a proposal. Broker "non-votes" will not be treated as shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. A broker "non-vote" occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner.

     A Stockholder who returns a Proxy may revoke it at any time before the Stockholder's shares are voted at the Meeting by written notice to the Secretary of the Corporation received prior to the Meeting, by executing and returning a later-dated Proxy or by voting by ballot at the Meeting.

     The outstanding stock of the Corporation entitled to vote (excluding shares held in treasury by the Corporation) as of April 1, 1996 consisted of 5,243,244 shares of Common Stock. Only Stockholders of record at the close of business on April 1, 1996 are entitled to vote at the Meeting. Each share is entitled to one vote.

                                 --PROPOSAL 1--

                             ELECTION OF DIRECTORS

     Six Directors are to be elected at the Meeting, each to hold office until his or her successor is chosen and qualified or until his or her earlier resignation, death or removal.

Nominees For Directors

     Set forth below are the names of the persons nominated as Directors, their ages, their offices in the Corporation, if any, their principal occupation or employment for the past five years, the length of their tenure as Directors and the names of other public corporations in which such persons hold directorships. Information regarding their beneficial ownership of the Corporation's Common Stock, and of the common stock of its parent corporation, Thermedics Inc. ("Thermedics"), and Thermedics' parent corporation, Thermo Electron Corporation ("Thermo Electron"), is reported under the caption "Stock Ownership." All of the nominees are currently Directors of the Corporation.

- --------------------------------------------------------------------------------
Elias P. Gyftopoulos         Dr. Gyftopoulos, 68, has been a Director of the
                             Corporation since 1994.  He has been the Ford
                             Professor of Mechanical Engineering and of Nuclear
                             Engineering at the Massachusetts Institute of Technology for more than five years Dr.
                             Gyftopoulos is also a director of Thermo Electron, Thermo Cardiosystems Inc., Thermo Instrument
                             Systems Inc., Thermo Remediation Inc., ThermoLase
                             Corporation and ThermoSpectra Corporation.

- --------------------------------------------------------------------------------
William W. Hoover            Mr. Hoover, 64, has been a Director of the
                             Corporation since 1986.  Mr. Hoover is a retired
                             U.S. Air Force Major General and former Assistant
                             Secretary of the U. S. Department of Energy.
                             Since 1993, Mr. Hoover has been president of Hoover Associates, a consulting firm. Prior to 1993, Mr. Hoover was executive vice president of Air Transport Association of America, a position he held for more than five years.

- --------------------------------------------------------------------------------
Sandra L. Lambert            Ms. Lambert, 41, has been a Director of the
                             Corporation since 1990.  Ms. Lambert has been
                             Secretary of the Corporation since January 1991 and secretary and senior counsel of Thermo
                             Electron since July 199. For more than five years prior to that time, she was associate general counsel of Thermo Electron. Ms. Lambert also serves as clerk of Thermedics.

- --------------------------------------------------------------------------------
Theo Melas-kyriazi           Mr. Melas-Kyriazi, 36, has been a Director of the
                             Corporation since 1990. Mr. Melas-Kyriazi was treasurer of the Corporation from January 1991 to September 1994 and was treasurer of Thermo
                             Electron from May 1988 to August 1994.  Since
                             August 1994, he has served as president and chief executive officer of ThermoSpectra Corporation.
                             Mr. Melas-Kyriazi is also a director of Thermo
                             Remediation Inc. and ThermoSpectra Corporation.

- --------------------------------------------------------------------------------
Peter Richman                Mr. Richman, 68, has been a Director of the
                             Corporation since 1993.  Mr. Richman was a
                             consultant to Thermedics and its subsidiaries,
                             including the Corporation, on corporate
                             development and acquisition strategies from March
                             1993 to March 1995.  For more than five years
                             prior to that time, he was president and chief
                             executive officer of Keytk Instrument Corp.  Mr.
                             Richman is also a Director of Thermo Sentron Inc.
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
John W. Wood Jr.             Mr. Wood, 52, has been a Director of the
                             Corporation and Chairman of the Board since 1990.
                             In 1992, Mr. Wood was named President and Chief
                             Executive Officer of the Corporation.  Mr. Wood
                             has been a senior vice president of Thermo
                             Electron since December 1995, and, prior to that
                             promotion, was a vice president of Thermo Electron
                             since September 1994.  Mr. Wood has been president
                             and chief executive officer of Thermedics since
                             1984.  Mr. Wood is also a director of Thermedics,
                             Thermo Cardiosystems Inc. and Thermo Sentron Inc.
- --------------------------------------------------------------------------------


Committees of the Board of Directors and Meetings


     The Board of Directors has established an Audit Committee and a Human Resources Committee, each consisting solely of outside Directors. The present members of the Audit Committee are Mr. Richman (Chairman) and Mr. Hoover. The Audit Committee reviews the scope of the audit with the Corporation's independent public accountants and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The present members of the Human Resources Committee are Mr. Hoover (Chairman), Dr. Gyftopoulos and Mr. Richman. The Human Resources Committee reviews the performance of senior members of management, recommends executive compensation and administers the Corporation's stock option and other stock-based compensation plans. The Corporation does not have a nominating committee of the Board of Directors. The Board of Directors met three times, the Audit Committee met twice and the Human Resources Committee met twice during fiscal 1995. Each Director attended at least 75% of all meetings of the Board of Directors and Committees on which he served held during fiscal 1995.

Compensation of Directors

     Cash Compensation

     Directors who are not employees of the Corporation, of Thermo Electron or of any other companies affiliated with Thermo Electron (also referred to as "outside directors") receive an annual retainer of $2,000 and a fee of $1,000 per day for attending regular meetings of the Board of Directors and $500 per day for participating in meetings of the Board of Directors held by means of conference telephone and for participating in certain meetings of committees of the Board of Directors. Payment of Directors' fees is made quarterly. Ms. Lambert, Mr. Melas-Kyriazi and Mr. Wood are employees of Thermo Electron or its subsidiaries and do not receive any cash compensation from the Corporation for their services as Directors. Directors are also reimbursed for out-of-pocket expenses incurred in attending such meetings.

     Deferred Compensation Plan


     Under the Deferred Compensation Plan for Directors (the "Deferred Compensation Plan"), a Director has the right to defer receipt of his cash fees until he ceases to serve as a Director, dies or retires from his principal occupation. In the event of a change in control or proposed change in control of the Corporation that is not approved by the Board of Directors, deferred amounts become payable immediately. Either of the following is deemed to be a change of control: (a) the occurrence, without the prior approval of the Board of Directors, of the acquisition, directly or indirectly, by any person of 50% or more of the outstanding Common Stock or the outstanding common stock of Thermedics or Thermo Electron; or (b) the failure of the persons serving on the Board of Directors immediately prior to any contested election of directors or any exchange offer or tender offer for the Common Stock or the common stock of Thermedics or Thermo Electron to constitute a majority of the Board of Directors at any time within two years following any such event. Amounts deferred pursuant to the Deferred Compensation Plan are valued at the end of each quarter as units of the Corporation's Common Stock. When payable, amounts deferred may be disbursed solely in shares of Common Stock accumulated under the Deferred Compensation Plan. A total of 37,500 shares of Common Stock have been reserved for issuance under the Deferred Compensation Plan. As of January 1, 1996, deferred units equal to 2,033.15 shares of Common Stock were accumulated under the Deferred Compensation Plan.

     Directors Stock Option Plan

     In 1991, the Corporation adopted a directors stock option plan (the "Directors Plan"), which was amended in 1995. The Directors Plan provides for the grant of stock options to purchase shares of Common Stock of the Corporation to outside Directors as additional compensation for their service as Directors. Under the Directors Plan, outside Directors are automatically granted options to purchase 1,000 shares of the Common Stock annually at the close of business on the date of each Annual Meeting of the Stockholders of the Corporation. Options evidencing annual grants may be exercised at any time from and after the six-month anniversary of the grant date of the option and prior to the expiration of the option on the third anniversary of the grant date. Shares acquired upon exercise of the options are subject to repurchase by the Corporation at the exercise price if the recipient ceases to serve as a Director of the Corporation or any other Thermo Electron company prior to the first anniversary of the grant date.

     The exercise price for options granted under the Directors Plan is the average of the closing prices of the Common Stock as reported on the American Stock Exchange (or other principal market on which the Common Stock is then traded) for the five trading days preceding and including the date of grant, or, if the shares are not then traded, at the last price per share paid by third parties in an arms-length transaction prior to the option grant. Options to purchase 37,500 shares of Common Stock were reserved for issuance under the Directors Plan as of January 1, 1996.

Compensation Committee Interlocks and Insider Participation

      Mr. Richman has served on the Corporation's Human Resources Committee of the Board of Directors since July 1993. Prior to his appointment as a Director, Mr. Richman was the President and Chief Executive Officer of Keytek Instrument Corp., a subsidiary of the Corporation acquired in 1992.


                                STOCK OWNERSHIP

     The following table sets forth the beneficial ownership of Common Stock, as well as the common stock of Thermedics, the Corporation's parent company, and of Thermo Electron, Thermedics' parent company, as of January 1, 1996, with respect to (i) each person who was known by the Corporation to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each Director, (iii) each executive officer named in the summary compensation table under the heading "Executive Compensation" and (iv) all Directors and current executive officers as a group.


                                   Thermo Voltek   Thermedics   Thermo Electron
           Name (1)                   Corp. (2)      Inc. (3)    Corporation (4)
           --------                --------------  -----------  ----------------
Thermedics Inc. (5)................   4,320,192          N/A               N/A
Thermo Electron Corporation (6)....     422,699          N/A               N/A
Credit Suisse (7)..................     400,849          N/A               N/A
Pecks Management Partners Ltd. (8).     319,999          N/A               N/A
Dominick R. Congiusti..............      17,199       15,290             7,153
Elias P. Gyftopoulos...............       1,500        4,500            46,380
William W. Hoover..................      16,097            0                 0
Sandra L. Lambert..................       4,999        9,861            57,250
Theo Melas-Kyriazi.................       4,999       21,002           118,534
Michael D. Norton..................      57,579       27,239            18,829
Peter Richman......................      34,133        8,000             2,200
John W. Wood Jr....................      60,648      188,488           154,674
All Directors and current executive
   officers as a group (10 persons)     204,903      355,580           878,103

(1) Except as reflected in the footnotes to this table, shares beneficially owned consist of shares owned by the indicated person or by that person for the benefit of minor children and all share ownership includes sole voting and investment power.

(2) Shares beneficially owned by Mr. Congiusti, Dr. Gyftopoulos, Mr. Hoover, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Norton, Mr. Richman, Mr. Wood and all Directors and executive officers as a group include 17,199, 1,500, 15,098, 4,999, 4,999, 53,600, 26,100, 56,649 and 185,143 shares, respectively, that such person or group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Mr. Richman and all Directors and executive officers as a group include 2,033 shares allocated through January 1, 1996 to his account maintained under the Corporation's Deferred Compensation Plan for Directors. No Director or executive officer beneficially owned more than 1% of the Common Stock outstanding as of January 1, 1996; all Directors and executive officers as a group beneficially owned 4.0% of the Common Stock outstanding as of such date.

(3) Shares of the common stock of Thermedics beneficially owned by Mr. Congiusti, Dr. Gyftopoulos, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Norton, Mr. Richman, Mr. Wood and all Directors and executive officers as a group include 14,500, 4,500, 8,000, 20,000, 26,250, 4,500, 120,100 and 266,850
     shares, respectively, that such person or member of the group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Ms. Lambert, Mr. Melas-Kyriazi, Mr. Wood and all Directors and executive officers as a group include 717, 858, 1,218 and 5,301 full shares, respectively, allocated through January 1, 1996 to their respective accounts maintained pursuant to Thermo Electron's employee stock ownership plan, of which the trustees, who have investment power over its assets, were as of January 1, 1996 executive officers of Thermo Electron (the "ESOP"). No Director or executive officer beneficially owned more than 1% of the Thermedics common stock outstanding as of January 1, 1996; all Directors and executive officers beneficially owned 1.0% of Thermedics common stock outstanding as of such date.

(4) The shares of the common stock of Thermo Electron shown in the table reflect a three-for-two split of such stock effected in May 1995. Shares of the common stock of Thermo Electron beneficially owned by Mr. Congiusti, Dr. Gyftopoulos, Ms. Lambert, Mr. Melas-Kyriazi, Mr. Norton, Mr. Wood and all Directors and executive officers as a group include 6,500, 5,250, 47,911, 86,050, 18,250, 133,998 and 660,964 shares, respectively, that such person or member of the group has the right to acquire within 60 days of January 1, 1996 through the exercise of stock options. Shares beneficially owned by Ms. Lambert, Mr. Melas-Kyriazi, Mr. Wood and all Directors and executive officers as a group include 502, 582, 1,052 and 4,180 full shares, respectively, allocated through January 1, 1996, to their respective accounts maintained pursuant to Thermo Electron's ESOP. No Director or executive officer nor all Directors and executive officers as a group beneficially owned more than 1% of the Thermo Electron common stock outstanding as of January 1, 1996.

(5) Shares beneficially owned by Thermedics include 1,877,342 shares that Thermedics had the right to acquire within 60 days of January 1, 1996 through the conversion of certain convertible notes of the Corporation held by Thermedics. As of January 1, 1996, Thermedics beneficially owned 63.9% of the outstanding Common Stock. Thermedics' address is 470 Wildwood Street, Woburn, Massachusetts 01888-1799.

(6) As of January 1, 1996, Thermo Electron beneficially owned approximately 8.7% of the outstanding common stock of the Corporation. Thermo Electron's address is 81 Wyman Street, Waltham, Massachusetts 02254-9046.

(7) Information regarding the number of shares of Common Stock beneficially owned by Credit Suisse is based on the most recent Schedule 13G of Credit Suisse received by the Corporation, which reported such ownership as of December 31, 1995. The address of Credit Suisse is Paradeplatz 8, 8070 Zurich, Switzerland. As of January 1, 1996, Credit Suisse beneficially owned approximately 8.2% of the outstanding Common Stock of the Corporation.

(8) Information regarding the number of shares of Common Stock beneficially owned by Pecks Management Partners Ltd. is based on the most recent
     Schedule 13G of Pecks Management Partners Ltd. received by the Corporation, which reported such ownership as of December 31, 1995. The address of Pecks Management Partners Ltd. is One Rockefeller Plaza, New York, New York. As of January 1, 1996, Pecks Management Partners Ltd. beneficially owned approximately 6.6% of the outstanding Common Stock of the Corporation.


Disclosure of Certain Late Filings

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and executive officers, and beneficial owners of more than 10% of the Common Stock, such as Thermedics and Thermo Electron, to file with the Securities and Exchange Commission initial reports of ownership and periodic reports of changes in ownership of the Corporation's securities. Based upon a review of such filings, all Section 16(a) filing requirements applicable to such persons were complied with during 1995.


                             EXECUTIVE COMPENSATION

NOTE: All share amounts reported below have, in all cases, been adjusted as applicable to reflect a three-for-two stock split effected in May 1995 with respect to the common stock of Thermo Electron.

Summary Compensation Table

     The following table summarizes compensation for services to the Corporation in all capacities awarded to, earned by or paid to the Corporation's chief executive officer and its two other most highly compensated executive officers for the last three fiscal years. No other executive officer of the Corporation met the definition of "highly compensated" within the meaning of the Securities and Exchange Commission's executive compensation disclosure rules.

     The Corporation is required to appoint certain executive officers and full-time employees of Thermo Electron as executive officers of the Corporation, in accordance with the Thermo Electron Corporate Charter. The compensation for these executive officers is determined and paid entirely by Thermo Electron. The time and effort devoted by these individuals to the Corporation's affairs is provided to the Corporation under the Corporate Services Agreement between the Corporation and Thermo Electron. Accordingly, the compensation for these individuals is not reported in the following table.


                                                    Summary Compensation Table
- --------------------------------------------------------------------------------------------------------------------

                                                         Annual                  Long Term
                                                      Compensation              Compensation
                                                      ------------              ------------
                                                                            Securities Underlying
                                                                               Options (No. of          All Other
         Name and                                                                Shares and              Compen-
    Principal Position                Fiscal Year   Salary     Bonus            Company) (1)            sation (2)
    ------------------                -----------   ------     -----            ------------            ----------
John W. Wood Jr. (3)                     1995      $180,000   $160,000              900 (TVL)                $6,750
  President and Chief Executive          1994      $165,000   $127,000               --                      $6,639
  Officer                                1993      $156,500   $110,000           50,750 (TVL)               $10,118
- --------------------------------------------------------------------------------------------------------------------
Michael D. Norton                        1995      $114,000    $49,000            1,100 (TVL)                $6,387
  Vice President                                                                  7,000 (TMO)
                                                                                  7,500 (TMO)
                                         1994      $110,000    $20,250              800 (THS)                $4,436
                                                                                 37,500 (TVL)
                                                                                 23,250 (TMD)
                                         1993      $100,000    $37,000            3,750 (TMO)                $2,678
- --------------------------------------------------------------------------------------------------------------------
Dominick R. Congiusti (4)                1995      $95,014     $21,000              200 (TVL)                $5,621
  Vice President                                                                  5,000 (TMO)
                                                                                  5,000 (TVL)
                                         1994      $90,000     $30,000            1,500 (TMO)                $3,914
- --------------------------------------------------------------------------------------------------------------------

(1) In addition to grants of options to purchase shares of Common Stock of the Corporation (designated in the table as TVL), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron and certain of its other subsidiaries as part of Thermo Electron's stock option program. Options have been granted during the last three fiscal years in the following Thermo Electron companies: Thermedics (designated in the table as TMD), Thermo Electron (designated in the table as TMO) and ThermoSpectra Corporation (designated in the table as THS).

(2) Represents the amount of matching contributions made by the individual's employer on behalf of executive officers participating in the Thermo Electron 401(k) plan.

(3) Mr. Wood is a vice president of Thermo Electron and the president and chief executive officer of Thermedics, as well as the president and chief executive officer of the Corporation. Reported in the table under "Annual Compensation" and "All Other Compensation" are total amounts paid to Mr. Wood for his service in all capacities to Thermo Electron companies. The Human Resources Committee of the Board of Directors of the Corporation reviews total annual compensation to be paid to Mr. Wood from all sources within the Thermo Electron organization and approves the allocation of a percentage of annual compensation (salary and bonus) for the time he devotes to the affairs of the Corporation. For 1995 and 1994, 10% and 15%, respectively, of Mr. Wood's annual compensation was allocated to the Corporation. Prior to 1994, none of Mr. Wood's annual compensation was allocated to the Corporation. In addition, Mr. Wood has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation from time to time by Thermo Electron or such other subsidiaries. These options are not reported here as they were granted as compensation for service to Thermo Electron companies in capacities other than in his capacity as chief executive officer of the Corporation.

(4) Mr. Congiusti was named an executive officer of the Corporation in December 1994. Compensation is reported for Mr. Congiusti for the entire 1994 fiscal year.

Stock Options Granted During Fiscal 1995

     The following table sets forth information concerning individual grants of stock options made during fiscal 1995 to the Corporation's chief executive officer and the other named executive officers. It has not been the Corporation's policy in the past to grant stock appreciation rights, and no such rights were granted during fiscal 1995.

                         Option Grants In Fiscal 1995
- --------------------------------------------------------------------------------

                                                                                                            Potential Realizable
                                                     Percent of                                              Value at  Assumed
                                  Number of            Total                                               Annual Rates of Stock
                                  Securities          Options                                             Price Appreciation for
                                  Underlying         Granted to           Exercise                              Option Term
                                   Options          Employees in          Price Per        Expiration           -----------
           Name                   Granted (1)        Fiscal Year            Share             Date             5%           10%
           ----                   -----------        -----------            -----             ----             --           --
John W. Wood, Jr. (3)             900   (TVL)           0.8%               $11.00           3/20/02           $4,032      $9,396
- -----------------------------------------------------------------------------------------------------------------------------------
Michael D. Norton               1,100   (TVL)           1.0%               $11.00           3/20/02           $4,928     $11,484
                                7,000   (TMO)           0.8% (2)           $45.40           9/22/07         $252,910    $679,560
- -----------------------------------------------------------------------------------------------------------------------------------
Dominick R. Congiusti             200   (TVL)           0.2%               $11.00           3/20/02             $896      $2,088
                                5,000   (TMO)           0.6% (2)           $45.40           9/22/02          $92,400    $215,350
- -----------------------------------------------------------------------------------------------------------------------------------

(1) In addition to grants of options to purchase Common Stock of the Corporation (designated in the table as TVL), executive officers of the Corporation have been granted options to purchase common stock of Thermo Electron (designated in the table as TMO) as part of Thermo Electron's stock option program. All of the options granted during the fiscal year are immediately exercisable at the date of grant. However, the shares acquired upon exercise are subject to repurchase by the granting companies at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. For publicly traded companies, the repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the granting corporation or another Thermo Electron company. The granting corporations may permit the holders of options to exercise options and to satisfy tax withholding obligations by surrendering shares equal in fair market value to the exercise price or withholding obligation.

(2) These options were granted under stock option plans maintained by Thermo Electron or a subsidiary and accordingly are reported as a percentage of total options granted to employees of Thermo Electron and its subsidiaries.

(3) Mr. Wood has also served as an officer of Thermo Electron since 1994 and the chief executive officer of Thermedics since 1984 and has been granted options to purchase common stock of Thermo Electron and certain of its subsidiaries other than the Corporation. These options are not reported in this table as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as the chief executive officer of the Corporation.

Stock Options Exercised During Fiscal 1995

     The following table reports certain information regarding stock option exercises during fiscal 1995 and outstanding stock options held at the end of fiscal 1995 by the Corporation's chief executive officer and the executive officers named in the Summary Compensation Table. No stock appreciation rights were exercised or were outstanding during fiscal 1995.


                         Aggregated Option Exercises In Fiscal 1995 And Fiscal 1995 Year-end Option Values
- ------------------------------------------------------------------------------------------------------------------------------------
                                                                                           No. of
                                                                                         Unexercised
                                                                                      Options at Fiscal             Value of
                                                   Shares                                  Year-end                Unexercised
                                                 Acquired on         Value               (Exercisable/            In-the-Money
           Name                 Company           Exercised         Realized          Unexercisable) (1)             Options
           ----                 -------           ---------         --------          ------------------             -------
John W. Wood, Jr. (2)        Thermo Voltek           --                --                   56,649/0                $345,830/--
- ------------------------------------------------------------------------------------------------------------------------------------
Michael D. Norton            Thermo Voltek           --                --                   53,600/0                $469,975/--
                             Thermedics              --                --                   26,250/0                $386,940/--
                             Thermo Electron         --                --                   18,250/0 (3)            $302,213/--
                             ThermoSpectra           --                --                      800/0                  $4,500/--
- ------------------------------------------------------------------------------------------------------------------------------------
Dominick R. Congiusti        Thermo Voltek           --                --                   17,199/0                $140,204/--
                             Thermedics              --                --                   14,500/0                $197,430/--
                             Thermo Electron         --                --                    6,500/0                 $65,895/--
- ------------------------------------------------------------------------------------------------------------------------------------

(1) All of the options reported outstanding at the end of the fiscal year are immediately exercisable on the date of grant. The shares acquired upon exercise of the options reported in the table are subject to repurchase by the granting corporation at the exercise price if the optionee ceases to be employed by such corporation or any other Thermo Electron company. The granting corporation may exercise its repurchase rights within six months after the termination of the optionee's employment. The repurchase rights generally lapse ratably over a five- to ten-year period, depending on the option term, which may vary from seven to twelve years, provided that the optionee continues to be employed by the Corporation or another Thermo Electron company.

(2) Mr. Wood also holds unexercised options to purchase common stock of Thermo Electron and its subsidiaries other than the Corporation. These options are not reported here as they were granted as compensation for service to other Thermo Electron companies in capacities other than his capacity as chief executive officer of the Corporation.

(3) Options to purchase 7,500 shares of the common stock of Thermo Electron granted to Mr. Norton are subject to the same terms as described in footnote (1), except that the repurchase rights of the granting corporation generally do not lapse until the tenth anniversary of the grant date. In the event of the employee's death or involuntary termination prior to the tenth anniversary of the grant date, the repurchase rights of the granting corporation shall be deemed to have lapsed ratably over a five-year period, commencing with the fifth anniversary of the grant date.

Pension Plan

     The Corporation maintains a non-contributory defined benefit plan for full-time employees of its Universal Voltronics division, including officers and other salaried employees meeting certain age and service requirements. Mr. Congiusti is the only executive officer of the Corporation who participates in the plan. The plan provides for payments in the event of normal, early or deferred retirement, or total and permanent disability or death. The plan also provides for the payment of benefits to an employee's surviving spouse or designated beneficiary. Covered compensation under this plan consists of salaries and bonuses. Effective as of December 31, 1993, no additional benefits have been accrued on behalf of any plan participant. The following table sets forth the estimated annual benefits payable under the plan upon retirement to employees of Universal Voltronics in specified compensation and years-of-service classifications. The estimated benefits at certain compensation levels reflect the statutory limits on compensation that can be recognized for plan purposes. Such limit is currently $150,000 per year.



                                            Years of Service
                                            ----------------
Annual Compensation             15        20        25        30        35
- -------------------           ------    ------    ------    ------    ------
$75,000.....................  $15,187   $20,250   $25,312   $25,312   $25,312
$100,000....................  $20,250   $27,000   $33,750   $33,750   $33,750
$125,000....................  $25,313   $33,750   $42,188   $42,188   $42,188
$150,000....................  $30,375   $40,500   $50,625   $50,625   $50,625

     Each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on a percentage (1.35%) of the average monthly compensation of such employee as of December 31, 1993, multiplied by years of service (up to a maximum of 25 years) as of December 31, 1993, less benefits paid upon cancellation of the Corporation's predecessor pension plan. Benefits are reduced for retirement before normal retirement age. Average monthly compensation is generally defined as average monthly compensation over the five years of highest compensation in the ten-year period preceding retirement. The benefits shown in the above table are subject to reduction for Social Security benefits. The plan benefits shown are payable during the employee's lifetime unless the employee elects another form of benefit that provides death benefit protection. For Mr. Congiusti, the only executive officer who participates in the plan, the compensation recognized for plan purposes is $87,593, and the credited years of service for Mr. Congiusti was 3 years as of December 31, 1993.


Severance Agreements


     In 1988, Thermo Electron entered into severance agreements with several of its key employees, including key employees of the Corporation and other majority-owned subsidiaries. These agreements provide severance benefits if there is a change of control of Thermo Electron that is not approved by the Board of Directors of Thermo Electron and the employee's employment with Thermo Electron or the majority-owned subsidiary is terminated, for whatever reason, within one year thereafter. For purposes of the agreement a change of control exists upon (i) the acquisition of 50% or more of the outstanding common stock of Thermo Electron by any person without the prior approval of the board of directors of Thermo Electron, (ii) the failure of the board of directors of Thermo Electron, within two years after any contested election of directors or tender or exchange offer not approved by the board of directors, to be constituted of a majority of directors holding office prior to such event or
(iii) any other event that the board of directors of Thermo Electron determines constitutes an effective change of control of Thermo Electron. Each of the recipients of these agreements would receive a lump-sum benefit at the time of a qualifying severance equal to the highest total cash compensation paid to the employee by Thermo Electron or the majority-owned subsidiary in any 12-month period during the three years preceding the severance event. A qualifying severance exists (i) if the employment of the executive officer is terminated for any reason within one year after a change in control of Thermo Electron or
(ii) a group of directors of Thermo Electron consisting of directors of Thermo Electron on the date of the severance agreement or, if an election contest or tender or exchange offer for Thermo Electron's common stock has occurred, the directors of Thermo Electron immediately prior to such election contest or tender or exchange offer, and any future directors who are nominated or elected by such directors, determines that any other termination of the executive officer's employment should be treated as a qualifying severance. The benefits to be provided are limited so that the payments would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986. Assuming that severance benefits would have been payable under these agreements as of January 1, 1996, Mr. Wood would have received approximately $340,000.

                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation

     All decisions on compensation for the Corporation's executive officers are made by the Human Resources Committee of the Board of Directors (the "Committee"). In reviewing and establishing total cash compensation and stock-based compensation for executives, the Committee follows guidelines established by the Human Resources Committee of the Board of Directors of its parent corporation, Thermo Electron. The executive compensation program presently consists of annual base salary ("salary"), short-term incentives in the form of annual cash bonuses, and long-term incentives in the form of stock options.

     The Committee believes that the compensation of executive officers should reflect the scope of their responsibilities, the success of the Corporation, and the contributions of each executive to that success. In addition, the Committee believes that base salaries should approximate the mid-point of competitive salaries derived from market surveys and that short-term and long-term incentive compensation should reflect the performance of the Corporation and the contributions of each executive.

     External competitiveness is an important element of the Committee's compensation policy. The competitiveness of the Corporation's compensation for its executives is assessed by comparing it to market data provided by its compensation consultant and by participating in annual executive compensation surveys, primarily "Project 777", an executive compensation survey prepared by Management Compensation Services, a division of Hewitt Associates. The majority of firms represented in the Project 777 survey are included in the Standard & Poor's Index, but do not necessarily correspond to the companies included in the Corporation's peer group index, the Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group.

     Principles of internal equity are also central to the Committee's compensation policies. Compensation considered for the Corporation's officers, whether cash or stock-based incentives, is also evaluated by comparing it to compensation of other executives within the Thermo Electron organization with comparable levels of responsibility for comparably sized business units.

     The process for determining each of these elements for the Corporation's executive officers is outlined below.

     Base Salary

     Base salaries are intended to approximate the mid-point of competitive salaries for similar organizations of comparable size and complexity to the Corporation. Executive salaries are adjusted gradually over time and only as necessary to meet this objective. Increases in base salary may be moderated by other considerations, such as geographic or regional market data, industry trends or internal fairness within the Corporation and Thermo Electron. It is the Committee's intention that over time the base salaries for the chief executive officer and the other named executive officers will approach the mid-point of competitive data. The salary increases in 1995 for the chief executive officer and the other named executive officers generally reflect this practice of gradual increases and moderation.

     Cash Bonus

     The Committee establishes a median potential bonus for each executive by using the market data on total cash compensation from the same executive compensation surveys as used to determine salaries. Specifically, the median potential bonus plus the salary of an executive officer is approximately equal to the mid-point of competitive total cash compensation for a similar position and level of responsibility in businesses having comparable sales and complexity to the Corporation. The actual bonus awarded to an executive officer may range from zero to three times the median potential bonus. The value within the range (the bonus multiplier) is determined at the end of each year by the Committee in its discretion. The Committee exercises its discretion by evaluating each executive's performance using a methodology developed by its parent corporation, Thermo Electron, and applied throughout the Thermo Electron organization. The methodology incorporates measures of operating returns, designed to measure profitability, contributions to shareholder value, and earnings growth, and are measures of corporate and divisional performance that are evaluated using graphs developed by Thermo Electron designed to reward performance that is perceived as above average and to penalize performance that is perceived as below average. The measures of operating returns used in the Committee's determinations in calendar 1995 measured return on net assets, growth in income and growth in earnings per share, and the Committee's determinations also included an evaluation of the contributions of each executive that are not captured by operating measures but are considered important to the creation of long-term value for the Stockholders. These measures of achievements are not financial targets that are met, not met or exceeded. The relative weighting of these achievements vary depending on the executive's role and responsibilities within the organization.

     The bonuses for named executive officers approved by the Committee with respect to 1995 performance in each instance exceeded the median potential bonus.

Stock Option Program

     The primary goal of the Corporation is to excel in the creation of long-term value for the Stockholders. The principal incentive tool used to achieve this goal is the periodic award to key employees of options to purchase common stock of the Corporation and other Thermo Electron companies.

     The Committee and management believe that awards of stock options to purchase the shares of both the Corporation and other companies within the Thermo Electron group of companies accomplish many objectives. The grant of options to key employees encourages equity ownership in the Corporation, and closely aligns management's interests to the interests of all the Stockholders. The emphasis on stock options also results in management's compensation being closely linked to stock performance. In addition, because they are subject to vesting periods of varying durations and to forfeiture if the employee leaves the Corporation prematurely, stock options are an incentive for key employees to remain with the Corporation long-term. The Committee believes stock option awards in the parent corporation, Thermo Electron, and the other majority-owned subsidiaries of Thermo Electron, are an important tool in providing incentives for performance within the entire organization.

     In determining awards, the Committee considers the average annual value of all options to purchase shares of the Corporation and other companies within the Thermo Electron organization that vest in the next five years. (Values are established using a modified Black-Scholes option pricing model). As a guideline, the Committee strives to maintain the aggregate amount of awards to purchase shares of Common Stock to all employees over a five-year period below 10% of the Corporation's outstanding common stock, although other factors such as unusual transactions and acquisitions and standards for awards of comparably situated companies may affect the number of awards granted.

     In 1995, the Committee granted options to purchase Common Stock of the Corporation to the chief executive officer and the other named executive officers based on their holdings of such stock and vested rights to acquire such stock throughout the year, which the Committee considers each year. Other discretionary awards are not made annually in conjunction with the annual review of cash compensation, but are made periodically. The Committee considers total compensation of executives, actual and anticipated contributions of each executive (which includes a subjective assessment by the Committee of the value of the executive's future potential with the organization), as well as the value of previously awarded options as described above, in determining option awards. The option awards made with respect to the common stock of the Corporation's parent corporations, Thermo Electron and Thermedics, or its subsidiaries, are determined by the human resources committees of the board of directors of the applicable granting company using a similar analysis.

Policy on Deductibility of Compensation

     The Committee has also considered the application of Section 162(m) of the Internal Revenue Code to the Corporation's compensation practices.
Section 162(m) limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as "performance based" or is otherwise exempt from
Section 162(m). The annual compensation paid to individual executives does not approach the $1 million threshold, and it is believed that stock incentive plans of the Corporation qualify as "performance based." Therefore, the Committee does not believe any further action is necessary in order to comply with
Section 162(m). From time to time, the Committee will reexamine the Corporation's compensation practices and the effect of Section 162(m).

1995 CEO Compensation

     The salary and bonus of Mr. Wood is established using the same criteria as for the salaries and bonuses for the Corporation's other executive officers. However, the cash compensation for Mr. Wood is reviewed and established by the human resources committee of the board of directors of Thermo Electron, due to Mr. Wood's position and responsibilities as a senior vice president of that company. The Corporation's Committee reviews the total annual cash compensation of Mr. Wood determined by the Thermo Electron committee and agrees to an allocation of such annual cash compensation to the Corporation, taking into account Mr. Wood's relative responsibilities at the Corporation and other Thermo Electron companies. The Committee agreed to an allocation of approximately 10% of Mr. Wood's 1995 cash compensation to the Corporation.

     In 1995, the Committee also approved stock option awards to Mr. Wood with respect to the Corporation's Common Stock. The Committee annually considers an award of stock options to executive officers of the Corporation, which are generally based upon the number of shares of Common Stock and unexercised, vested stock options held by the executive during the year, as an incentive for executives to buy and hold Common Stock. The award of stock options to purchase share of Common Stock to Mr. Wood in 1995 was made under this program. The awards of stock options to purchase shares of the Corporation's parent corporations, Thermo Electron and Thermedics, or other subsidiaries of Thermo Electron, to Mr. Wood in 1995 were made as part of Thermo Electron's overall stock option program and were determined by the human resources committee of the board of directors of the applicable granting company using an analysis similar to that for all executives as described under "Stock Option Program" above.


                        Mr. William W. Hoover (Chairman)
                            Dr. Elias P. Gyftopoulos
                               Mr. Peter Richman

                         COMPARATIVE PERFORMANCE GRAPH

     The Securities and Exchange Commission requires that the Corporation include in this Proxy Statement a line-graph presentation comparing cumulative, five-year shareholder returns for the Corporation's Common Stock with a broad-based market index and either a nationally recognized industry standard or an index of peer companies selected by the Corporation. The Corporation has compared its performance with the American Stock Exchange Market Value Index and the Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group.

     Comparison of 1990-1995 Total Return Among Thermo Voltek Corporation,
             the American Stock Exchange Market Value Index and the
    Dow Jones Total Return Index for the Electrical Components and Equipment
    ------------------------------------------------------------------------
                                 Industry Group
                                 --------------


                             [GRAPH APPEARS HERE]


          12/28/90  12/31/91  12/31/92  12/31/93  12/30/94  12/29/95
- --------------------------------------------------------------------
TVL          100       131       108       225       203       381
- --------------------------------------------------------------------
AMEX         100       128       130       155       141       178
- --------------------------------------------------------------------
DJECEI       100       124       126       137       143       187
- --------------------------------------------------------------------

     The total return for the Corporation's Common Stock (TVL), the American Stock Exchange Market Value Index (AMEX) and the Dow Jones Total Return Index for the Electrical Components and Equipment Industry Group (DJECEI) assumes the reinvestment of dividends, although dividends have not been declared on the Corporation's Common Stock. The American Stock Exchange Market Value Index tracks the aggregate performance of equity securities of companies listed on the American Stock Exchange. The Corporation's Common Stock is traded on the American Stock Exchange under the ticker symbol "TVL."

                          RELATIONSHIP WITH AFFILIATES

     Thermo Electron has adopted a strategy of selling a minority interest in subsidiary companies to outside investors as an important tool in its future development. As part of this strategy, Thermo Electron and certain of its subsidiaries have created several privately and publicly held subsidiaries. Thermedics has created Thermo Cardiosystems Inc. and Thermo Sentron Inc. as publicly held subsidiaries, and Thermedics Detection Inc. as a majority-owned privately held subsidiary, and has acquired the majority interest in the Corporation, which until 1990 was an unaffiliated public company. From time to time, Thermo Electron and its subsidiaries will create other majority-owned subsidiaries as part of its spinout strategy. (The Corporation and such other majority-owned Thermo Electron subsidiaries are hereinafter referred to as the "Thermo Subsidiaries.")

     Thermo Electron and each of the Thermo Subsidiaries recognize that the benefits and support that derive from their affiliation are essential elements of their individual performance. Accordingly, Thermo Electron and each of the Thermo Subsidiaries have adopted the Thermo Electron Corporate Charter (the "Charter") to define the relationships and delineate the nature of such cooperation among themselves. The purpose of the Charter is to ensure that
(1) all of the companies and their stockholders are treated consistently and fairly, (2) the scope and nature of the cooperation among the companies, and each company's responsibilities, are adequately defined, (3) each company has access to the combined resources and financial, managerial and technological strengths of the others, and (4) Thermo Electron and the Thermo Subsidiaries, in the aggregate, are able to obtain the most favorable terms from outside parties.

     To achieve these ends, the Charter identifies the general principles to be followed by the companies, addresses the role and responsibilities of the management of each company, provides for the sharing of group resources by the companies and provides for centralized administrative, banking and credit services to be performed by Thermo Electron. The services provided by Thermo Electron include collecting and managing cash generated by members, coordinating the access of Thermo Electron and the Thermo Subsidiaries (the "Thermo Group") to external financing sources, ensuring compliance with external financial covenants and internal financial policies, assisting in the formulation of long-range financial planning and providing other banking and credit services. Pursuant to the Charter, Thermo Electron may also provide guarantees of debt or other obligations of the Thermo Subsidiaries or may obtain external financing at the parent level for the benefit of the Thermo Subsidiaries. In certain instances, the Thermo Subsidiaries may provide credit support to, or on behalf of, the consolidated entity or may obtain financing directly from external financing sources. Under the Charter, Thermo Electron is responsible for determining that the Thermo Group remains in compliance with all covenants imposed by external financing sources, including covenants related to borrowings of Thermo Electron or other members of the Thermo Group, and for apportioning such constraints within the Thermo Group. In addition, Thermo Electron establishes certain internal policies and procedures applicable to members of the Thermo Group. The cost of the services provided by Thermo Electron to the Thermo Subsidiaries is covered under existing corporate services agreements between Thermo Electron and each of the Thermo Subsidiaries.

     The Charter presently provides that it shall continue in effect so long as Thermo Electron and at least one Thermo Subsidiary participate. The Charter may be amended at any time by agreement of the participants. Any Thermo Subsidiary, including the Corporation, can withdraw from participation in the Charter upon 30 days' prior notice. In addition, Thermo Electron may terminate a subsidiary's participation in the Charter in the event the subsidiary ceases to be controlled by Thermo Electron or ceases to comply with the Charter or the policies and procedures applicable to the Thermo Group. A withdrawal from the Charter automatically terminates the corporate services agreement and tax allocation agreement (if any) in effect between the withdrawing company and Thermo Electron. The withdrawal from participation does not terminate outstanding commitments to third parties made by the withdrawing company, or by Thermo Electron or other members of the Thermo Group, prior to the withdrawal. However, a withdrawing company is required to continue to comply with all policies and procedures applicable to the Thermo Group and to provide certain administrative functions mandated by Thermo Electron so long as the withdrawing company is controlled by or affiliated with Thermo Electron.

     As provided in the Charter, the Corporation and Thermo Electron have entered into a Corporate Services Agreement (the "Services Agreement") under which Thermo Electron's corporate staff provides certain administrative services, including certain legal advice and services, risk management, employee benefit administration, tax advice and preparation of tax returns, centralized cash management and financial and other services to the Corporation. The Corporation was assessed an annual fee equal to 1.2% of the Corporation's revenues for these services for calendar 1995. Beginning January 1, 1996, the fee has been reduced to 1.0% of the Corporation's revenues. The fee is reviewed annually and may be changed by mutual agreement of the Corporation and Thermo Electron. During fiscal 1995, Thermo Electron assessed the Corporation $436,000 in fees under the Services Agreement. Management believes that the charges under the Services Agreement are reasonable and that the terms of the Services Agreement are fair to the Corporation. For items such as employee benefit plans, insurance coverage and other identifiable costs, Thermo Electron charges the Corporation based on charges attributable to the Corporation. The Services Agreement automatically renews for successive one-year terms, unless canceled by the Corporation upon 30 days' prior notice. In addition, the Services Agreement terminates automatically in the event the Corporation ceases to be a member of the Thermo Group or ceases to be a participant in the Charter. In the event of a termination of the Services Agreement, the Corporation will be required to pay a termination fee equal to the fee that was paid by the Corporation for services under the Services Agreement for the nine-month period prior to termination. Following termination, Thermo Electron may provide certain administrative services on an as-requested basis by the Corporation or as required in order to meet the Corporation's obligations under Thermo Electron's policies and procedures. Thermo Electron will charge the Corporation a fee equal to the market rate for comparable services if such services are provided to the Corporation following termination.

     As of December 30, 1995, $7,152,000 of the Corporation's cash equivalents were invested in a repurchase agreement with Thermo Electron. Under this agreement, the Corporation in effect lends excess cash to Thermo Electron, which Thermo Electron collateralizes with investments principally consisting of corporate notes, government and agency securities, money market funds, certificates of deposit and other marketable securities, in the amount of at least 103% of such obligation. The Corporation's funds subject to the repurchase agreement are readily convertible into cash by the Corporation and have a maturity of three months or less. The repurchase agreement earns a rate based on the Commercial Paper Composite Rate plus 25 basis points, set at the beginning of each quarter.

          Thermedics holds two subordinated convertible notes of the Corporation. One is in the principal amount of $7.5 million, bears interest at a rate of 6 3/4%, is due 2002 and is convertible into Common Stock at a conversion price of $6.40 per share (the "6 3/4% Note"). The other note is in the principal amount of $4 million, bears interest at a rate of 5%, is due 2003 and is convertible into Common Stock at a conversion price of $5.67 per share (the "5% Note").

     Thermo Electron and Thermedics owned of record approximately 9% and 50%, respectively, of the Corporation's outstanding Common Stock on December 30, 1995. In January 1996, Thermedics acquired 315,199 shares of the Corporation's Common Stock, or approximately 6.5% of the Corporation's outstanding Common Stock, from Thermo Electron. Thermedics intends for the foreseeable future to maintain at least 50% ownership of the Corporation. This may require the purchase by Thermedics of additional shares of the Corporation's Common Stock from time to time as the number of outstanding shares issued by the Corporation increases. These purchases may be made either on the open market or directly from the Corporation, at prevailing market prices, or pursuant to conversion of the 6 3/4% Note or the 5% Note.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Arthur Andersen LLP as independent public accountants for fiscal 1996. Arthur Andersen LLP has acted as independent public accountants for the Corporation since 1991. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions. The Board of Directors has established an Audit Committee, presently consisting of two outside Directors, the purpose of which is to review the scope and results of the audit.

                                  OTHER ACTION

     Management is not aware at this time of any other matters that will be presented for action at the Meeting. Should any such matters be presented, the Proxies grant power to the proxy holders to vote shares represented by the Proxies in the discretion of such proxy holders.

                             STOCKHOLDER PROPOSALS

     Proposals of Stockholders intended to be presented at the 1997 Annual Meeting of the Stockholders of the Corporation must be received by the Corporation for inclusion in the Proxy Statement and form of Proxy relating to that meeting no later than December 25, 1996.

                             SOLICITATION STATEMENT

     The cost of this solicitation of Proxies will be borne by the Corporation. Solicitation will be made primarily by mail, but regular employees of the Corporation may solicit Proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Corporation will reimburse such parties for their reasonable charges and expenses in connection therewith.

Woburn, Massachusetts
April 19, 1996

                                 FORM OF PROXY

                              THERMO VOLTEK CORP.

       PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints John W. Word Jr., John N. Hatsopoulos and Jonathan W. Painter, or any one of them acting in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Thermo Voltek Corp., a Delaware corporation (the "Company"), to be held on Monday, May 20, 1996, at 9:15 a.m., and at any adjournment or postponement thereof , and to vote all shares of common stock of the Company standing in the name of the undersigned on April 1, 1996, with all of the powers the undersigned would possess if personally present at such meeting:

                 (Continued and to be signed on reverse side.)


        Please mark your
[ x ]   votes as in this
        example.

The shares represented by this Proxy will be voted "for" the proposals set forth below if no instruction to the contrary is indicated or if no instruction is given.

1.  Election of Directors.

NOMINEES:   Elias P. Gyftopoulos, William W. Hoover, Sandra L. Lambert,
Theo Melas-Kyriazi, Peter Richman, John W. Wood Jr.

                FOR   [     ]               WITHHELD        [     ]


FOR all nominees listed at right, except authority to vote withheld for the following nominees (if any):

______________________________________

2. In their discretion on such other matters as may properly come before the Meeting.

        Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

        PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE.



SIGNATURE(S) ___________________________________  DATE_________________

(NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON, EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC. SHOULD SO INDICATE WHEN SIGNING, GIVING FULL TITLE AS SUCH. IF SIGNER IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF MORE PERSONS, ALL SHOULD SIGN)



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